Exhibit 10.1

ADVANCED BIOENERGY, LLC

Perry C. Johnston

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into on December 11, 2007 by and between Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), and Perry C. Johnston, a resident of Minnesota (“Employee”).

Background

A.            The Company, which was formed in early 2005, is establishing and currently owns and operates dry mill corn-based ethanol plants throughout the Midwest.

B.            Employee’s employment with the Company commenced on August 8, 2007 (the “Effective Date”). Employee is employed by the Company as its Vice President, General Counsel and Company Secretary.

C.            The Company and Employee are parties to an Employment Agreement dated July 7, 2007 (the “Prior Agreement”), which the parties desire to amend and restate in its entirety as set forth in this Agreement.

D.            It is desirable and in the best interests of the Company to provide inducement for Employee (1) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (2) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company.

E.             In addition, in October 2004, the American Jobs Creation Act of 2004 (the “Act”) was enacted, Section 885 of which Act added new provisions to the Internal Revenue Code pertaining to deferred compensation. The Treasury Department has issued final regulations and guidances regarding the deferred compensation provisions of the Act, which permit service providers and service recipients a transition period to modify existing deferred compensation arrangements to bring them into compliance with the Act.

F.             The parties agree that it is in their mutual best interests to modify, amend and clarify the terms and conditions of the Prior Agreement, as set forth in this Agreement, with the full intention of complying with the Act so as to avoid the additional taxes and penalties imposed under the Act.

G.            In consideration of the foregoing premises and the respective agreements of the Company and Employee set forth below, the Company and Employee, intending to be legally bound, agree as follows.

Agreement

1.              Employment. Subject to all terms and conditions hereof, the Company will continue to employ Employee, and Employee will continue to serve the Company and perform services for the Company, until Employee’s employment terminates under Section 11.

2.              Position and Duties.

(a)           Position with the Company (“Position”). Employee will continue to serve as Vice President, General Counsel and Company Secretary and will perform such duties and responsibilities as the Company’s Chief Executive Officer (“CEO”), the CEO’s designee, or the Company’s Board of Directors (“Board”) may assign to Employee from time to time. Employee’s employment hereunder will be based at the Company’s headquarters located in the Minneapolis, Minnesota metropolitan area.

(b)          Performance of Duties and Responsibilities. Employee will serve the Company faithfully and to the best of Employee’s ability and will devote Employee’s full time, attention and efforts to the business of the Company during Employee’s employment. Employee will report to the Company’s CEO, the CEO’s designee, or to such other party that may be designated by the Board. During Employee’s employment hereunder, Employee will not accept other employment or engage in other material business activity, except as approved in writing by the Board. During his employment with the Company, Employee may participate in charitable activities and personal investment activities to a reasonable extent, and he may serve as a director of business and civic organizations as approved by the Board, so long as such activities and directorships do not interfere with the performance of his duties and responsibilities hereunder.

(c)           Prior Commitments. Employee hereby represents and warrants that Employee is under no contractual or legal commitments that would prevent Employee from fulfilling the duties and responsibilities as set forth in this Agreement. Employee has provided copies to the Company of any employment agreements, non-competition agreements or other agreements that Employee previously signed that might arguably restrict Employee’s right to work for the Company, the services that Employee may provide to the Company, or the information that Employee may disclose to the Company or use in the course and scope of his employment with the Company.

3. Compensation.

(a)           Base Salary. The Company will pay to Employee an annual base salary of $200,000, less deductions and withholdings, which base salary will be paid in accordance with the

Company’s normal payroll policies and procedures. During each year after the first year of Employee’s employment hereunder, the Board may review and may increase Employee’s base salary in its sole discretion.

 (b)       Employee Benefits. While Employee is employed by the Company hereunder, Employee and his family members will be entitled to participate in all employee benefit plans and programs of the Company to the extent that Employee and his family members meet the eligibility requirements for each particular plan or program. These benefit plans and programs currently include a 401(k) plan and medical, dental, life and disability insurance programs. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program.

(c)           Expenses. The Company will reimburse Employee for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Employee in the performance of the duties and responsibilities hereunder, subject to Employee’s providing receipts and complying with the Company’s normal policies and procedures for expense verification and documentation; provided, however, that Employee shall submit verification of expenses within 30 days after the date the expense was incurred, and the Company shall reimburse Employee for such expenses eligible for reimbursement within 30 days thereafter. The right to reimbursement hereunder is not subject to liquidation or exchange for any other benefit, and the amount of expenses eligible for reimbursement in a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.

(d)          Vacation. Employee will receive 15 business days paid vacation time off per full calendar year, such time to be taken with the approval of the CEO or his designee, at such times so as not to disrupt the operations of the Company. For the period from August 8, 2007 through December 31, 2007, Employee will receive 8 business days of paid vacation time off.

(e)           Annual Performance Bonus. After September 30, 2007, for each complete fiscal year that Employee is employed by the Company, Employee shall be eligible for an annual bonus in an amount up to 25% of Employee’s base salary during such fiscal year. Employee’s eligibility for any such bonus, and the amount of any such bonus that is paid, shall be based upon and subject to reasonable criteria established by the Board or a committee of the Board. Any bonus earned by Employee for a fiscal year shall be payable to Employee no later than 60 days following the fiscal year for which the bonus was earned.

(f)             Restricted Units. As soon as reasonably practicable after the Effective Date, the Company will issue and grant to Employee 15,000 units representing membership interests in the Company (the “Initial Membership Units”). The terms and conditions of such grant will be as set forth in a Restricted Unit Agreement in substantially the form attached as Exhibit A (the “Restricted Unit Agreement”). The terms of the Restricted Unit Agreement governing such Initial Membership Units will control over this Section 3(f).

(g)          Long-term Compensation Plan. The Board is considering a plan to provide for long term equity incentive compensation for employees, directors and consultants to the Company. The plan is subject to final Board and member approval. Employee will be eligible to participate if and when such a plan becomes effective.

(h)          Relocation Package. The Company provided Employee with a “relocation package” consisting of cash payments in the aggregate amount of $125,000. The Company paid $85,000 to Employee prior to or within three (3) business days of the Effective Date and the remaining $40,000 within thirty (30) calendar days after the Effective Date. If Employee voluntarily resigns his employment with the Company for any reason other than Good Reason (as defined herein), or the Company terminates Employee’s employment with the Company for abandonment or for Cause only as it is described in Sections 12 (g)(1), (2) or (3), in any case prior to the first anniversary of the Effective Date, Employee will promptly repay Company any and all monies that have been paid to Employee under this Section 3(h).

4.              Affiliates. As used in this Agreement, “Affiliates” includes the Company and each corporation, partnership, LLC or other entity that controls the Company, is controlled by the Company, or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

5.              Confidential Information. Except as permitted by the Company, Employee will not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company or its Affiliates, any confidential, proprietary or secret knowledge or information of the Company or its Affiliates that Employee has acquired or will acquire about the Company or its Affiliates, whether developed by Employee or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or of its Affiliates, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, or (vii) any other confidential or proprietary information or secret aspects of the business of the Company or of its Affiliates. Employee acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its Affiliates would be wrongful and would cause irreparable harm to the Company. The foregoing obligations of confidentiality will not apply to any knowledge or information that (A) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement, (B) is independently made available to Employee in good faith by a third party who has not violated a confidential relationship with the Company or its Affiliates, or (C) is required to be disclosed by law or legal process.

6.              Ventures. If, during Employee’s employment with the Company, Employee is engaged in or provides input into the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture belong to the Company. Except as approved in writing by the Board, Employee will not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith. Employee will have no interest, direct or indirect, in any customer or supplier that conducts business with the Company.

7.              Non-Competition and Non-Solicitation Agreements.

(a)           Agreement Not to Compete. During Employee’s employment with the Company or any Affiliates and for a period of twenty-four (24) consecutive months from and after the date of termination of Employee’s employment, whether such termination is with or without Cause, or whether such termination is at the instance of Employee or the Company, Employee shall not, directly or indirectly, within 100 miles of any existing facility or development site that the Company or any of its Affiliates operates or contemplates operating during the 12 months prior to the last day of Employee’s employment with the Company and any of its Affiliates, own, manage, control, have any interest in, participate in, lend his name to, act as consultant or advisor to or render services (alone or in association with any other person, firm, corporation or other business organization) for:

(1)          any other person or entity engaged in an ethanol production or co-production business; or

(2)          any other business in which the Company or any of its Affiliates engages and the gross revenues from which constitute at least 20% the Company’s or any of its Affiliates’ gross revenues.

For purposes of this Section, Employee agrees not to engage in any such activity as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant, agent or otherwise. Ownership by Employee, as a passive investment, of less than 1.0% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market will not constitute a breach of this Section 7(a).

(b)          Agreement Not to Solicit or Hire Away Employees. During Employee’s employment with the Company or any Affiliates and for a period of twenty-four (24) consecutive months from and after the termination of Employee’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Employee or the Company, Employee will not, directly or indirectly, hire, engage or solicit any person who is then an employee or contractor of the Company or who was an employee of the Company at any time during the twelve-month period immediately preceding Employee’s termination of employment, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

(c)           Agreement Not to Solicit Customers and Other Business Relations. During Employee’s employment with the Company or any Affiliates and for a period of twenty-four (24) consecutive months from and after the termination of Employee’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Employee or the Company, Employee will not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

(d)          Acknowledgment. Employee hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Employee will cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefore. Therefore, in the event that Employee violates any provision of this Section 7, the Company shall be entitled to an injunction, in addition to all the other remedies it may have, restraining Employee from violating or continuing to violate such provision.

(e)           Blue Pencil Doctrine. If the duration of, the scope of, or any business activity covered by any provision of this Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Employee hereby acknowledges that this Section 7 will be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

8.              Patents, Copyrights and Related Matters.

(a)           Disclosure and Assignment. Employee shall immediately disclose to the Company any and all improvements and inventions that Employee may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company, and (ii) any type of products, goods or services sold or used by the Company. Employee also shall immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such inventions as are specified in this Section 8(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefor, but at no expense to Employee, Employee shall sign any and all instruments deemed necessary by the Company for:

(1)          the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 8(a);

(2)          the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

(3)          the reviving, re-examining or renewing of any of such applications for letters patent.

This Section 8(a) shall not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Employee’s own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Employee for the Company.

(b)          Copyrightable Material. All right, title and interest in all copyrightable material that Employee shall conceive or originate individually or jointly or commonly with others, and that arise during the term of his employment with the Company and out of the performance of his duties and responsibilities under this Agreement, shall be the property of the Company and are hereby assigned by Employee to the Company, along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Employee, Employee shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Employee for the Company in performing his duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

(c)           Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Employee that arises during the term of his employment with the Company and out of the performance of his duties and responsibilities hereunder or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by Employee to the Company

9.              Return of Records and Property. Upon termination of Employee’s employment or at any time upon the Company’s request, Employee will promptly deliver to the Company any and all Company and Affiliate records and any and all Company and Affiliate property in Employee’s possession or under Employee’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or its Affiliates.

10.       Remedies. Employee acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company will, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages. In the event that a court of competent jurisdiction concludes that Employee has violated Employee’s obligations under Sections 5, 6, 7, 8 or 9 of this Agreement, Employee shall also be liable to the Company for the reasonable costs and attorneys’ fees that it incurs in any legal action in which it enforces its legal rights under those paragraphs.

11.       Termination of Employment. The Employee’s employment with the Company will terminate immediately upon:

(a)           Employee’s receipt of written notice from the Company of the termination of Employee’s employment, effective as of the date indicated in such notice;

(b)          The Company’s receipt of Employee’s written resignation from the Company, effective as of the date indicated in such resignation or Employee’s abandonment of his employment or resignation other than by notice from the Company;

(c)           Employee’s Disability (as defined below); or

(d)          Employee’s death.

The date upon which Employee’s termination of employment with the Company occurs is the “Termination Date”. For purposes of Section 12 of this Agreement only, and with respect to timing of any payments thereunder only, the “Termination Date” shall mean the date on which a “separation from service” has occurred for purposes of section 409A of the Internal Revenue Code, and the regulations and guidance thereunder.

“Disability” means the inability of Employee to perform on a full-time basis the duties and responsibilities of Employee’s employment with the Company by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or for more than 90 complete days during any 12-month period. Notwithstanding any other provision of this Agreement, the Termination of Employee’s employment does not terminate Employee’s other obligations under this Agreement.

12.       Payments upon Termination of Employment.

(a)           Payments Upon Involuntary Termination Without Cause Or Resignation For Good Reason. If Employee’s employment with the Company is terminated by the Company for any reason other than for “Cause” (as defined below), including without limitation termination of Employee’s employment in connection with a Change in Control (as defined herein), or by Employee as a result of his resignation for “Good Reason” (as defined below) such that Employee’s Termination Date occurs within twenty-four (24) months after the occurrence of the condition which is the basis for the Good Reason termination by Employee, then Employee shall in either case receive from Company the following severance pay and benefits.

(1)          The Company will pay Employee severance pay in an aggregate amount equal to fifty two weeks of Employee’s weekly base salary amount immediately prior to the Termination Date, payable over one year in equal installments in accordance with the Company’s regular payroll practices, with the first payment beginning no earlier than the expiration of all applicable rescission periods provided by law and no later than forty-five (45) calendar days following the termination of employment.

(2)          The Company will pay Employee a pro rata portion (based on the portion of the fiscal year Employee provided services to the Company) of any annual performance bonus pursuant to Section 3(e) that would have been payable to Employee if he had remained employed by the Company for the fiscal year in which the Termination Date occurs, based on actual Company performance for such fiscal year. Such payment shall be made in the same manner and at the same time that annual incentive bonus payments are made to current executive officers of the Company, but no earlier than the expiration of all applicable rescission periods provided by law and no later than the date 2-1/2 months following the end of the fiscal year.

(3)          The Company will continue to provide Employee’s and his family’s then-applicable health, dental, disability and life insurance under the same terms and conditions as then made available to other Company employees and their families (the employer- and employee-portions being the same as for then-current Company employees) for up to one year following the Termination Date. The Company shall be entitled to cease providing any health, dental, disability, or life insurance benefits prior to one year after the Termination Date if Employee becomes eligible for group health, dental, disability or life insurance coverage (as applicable) from any other employer. Once Employee has become eligible for comparable group health, dental, disability or life insurance coverage from any other such employer, Employee shall promptly and fully disclose this fact to the Company in writing and shall be liable to repay any amounts to the Company that should have been so mitigated or reduced but for Employee’s failure or unwillingness to make such disclosure.

(b)          If a Change in Control (as defined in Appendix A of this Agreement) occurs and Employee’s employment with the Company is terminated by the Company without Cause then, in addition to the severance pay and benefits payable to Employee pursuant to Sections 12(a)(1)(2) and (3), and provided that such termination occurs during a period beginning the earlier of (x) the date the Company signs a letter of intent regarding the Change in Control transaction or (y) 60 days prior to the consummation of the Change in Control, and ending on the day immediately prior to the date of Change in Control, Employee shall receive severance pay in an aggregate amount equal to the lesser of (x) fifty two weeks of Employee’s weekly base salary amount immediately prior to the Termination Date, or (y) Employee’s weekly base salary amount for the number of weeks Employee had been employed by the Company or its successor as of the Termination Date, payable in equal installments in accordance with the Company’s regular payroll practices, beginning on the first payroll date following the last severance payment made pursuant to Section 12(a)(1) above.

(c)           If a Change in Control occurs and Employee’s employment with the Company or its successor is terminated by the Company or its successor without Cause or by Employee for Good Reason then, in addition to the severance pay and benefits payable to Employee pursuant to Sections 12(a)(1)(2) and (3), and provided that such termination occurs (1) during the period starting on the date of consummation of the Change in Control transaction and ending two years after consummation of the Change in Control transaction in respect of termination by Company or its successor, or (2) by Employee as a result of Employee’s resignation for Good Reason during the period beginning 90 days after the closing of the Change in Control transaction and ending on the date two years after consummation of the Change in Control transaction, then Employee shall receive severance pay in an aggregate amount equal to the lesser of (x) fifty two weeks of Employee’s weekly base salary amount immediately prior to the Termination Date, or (y) Employee’s weekly base salary amount for the number of weeks Employee had been employed by the Company or its successor as of the Termination Date, payable in equal installments in accordance with the Company’s regular payroll practices, beginning on the first payroll date following the last severance payment made pursuant to Section 12(a)(1) above.

(d)          Wages Due. If Employee’s employment with the Company is terminated by reason of (1) Employee’s abandonment of Employee’s employment or Employee’s resignation for any reason; (2) termination of Employee’s employment by the Company for Cause (as defined below); or (3) Employee’s Disability or death, the Company will pay to Employee, Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s base salary through the Termination Date.

(e)           Limitations on Severance Pay. Notwithstanding the foregoing provisions of this Section 12, the obligation of the Company to make any of the termination payments to Employee in Sections 12(a), 12(b), or 12(c) of this Agreement is contingent upon Employee’s execution of a full and valid release of claims arising out of his employment or the termination of that employment in favor of the Company, its officers, directors, agents, employees, successors, assigns and affiliates. Execution of such a release and the expiration of any applicable rescission period, following such execution, is a condition precedent to the Company’s obligation to make any of the termination payments set forth in this Agreement.

The Company will not be obligated to make any payments or provide any benefits under this Section 12 if Employee’s employment with the Company is terminated by the Company in connection with a Change in Control and the Employee rejects an offer of employment in the Minneapolis, Minnesota metropolitan area from any successor in interest of the Company in respect of the Change in Control on terms that are comparable to those provided for by this Agreement.

(f)             If, as of the Termination Date, Employee is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, and if any payments that Employee is entitled to receive hereunder may not be made at the time contemplated by the terms of this Agreement without causing Employee to be subject to the additional tax imposed by Section 409A of the Code, then any such payments under this Agreement that would have been paid during the period six months after Termination Date shall be held and paid in a lump sum on the first day of the seventh month following the Termination Date (without interest or earnings). Such deferral, if any, shall have no effect on any payments scheduled following the period six months after the Termination Date.

 (g) For purposes of this Agreement, “Cause” shall mean:

(1)          an act of dishonesty undertaken by Employee and intended to result in personal gain or enrichment of Employee or another at the expense of the Company or its Affiliates;

(2)          unlawful conduct or gross misconduct by Employee, whether on the job or off the job, that, in either event, is publicly detrimental to the reputation or goodwill of the Company;

(3)          the conviction of Employee of a felony, or Employee’s entry of a no contest or nolo contendre plea to a felony;

(4)          persistent failure of Employee to perform Employee’s material duties and responsibilities hereunder or to meet reasonable performance objectives set by the CEO or Board, as applicable, from time to time, which failure is willful and deliberate on Employee’s part and has not been cured by Employee within fifteen (15) days after written notice thereof to Employee from the Company;

(5)          willful and deliberate breach by Employee of his fiduciary obligations as an officer or director of the Company; or

(6)          material breach of any terms or conditions of this Agreement by Employee which breach has not been cured by Employee within fifteen (15) days after written notice thereof to Employee from the Company.

For the purposes of this Section 12(g), no act or failure to act on Employee’s part shall be considered “dishonest,” “willful” or “deliberate” unless done or omitted to be done by Employee in bad faith and without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

(h)          For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following conditions without Employee’s consent, provided that Employee has first given written notice to the Company of the existence of the condition within 90 days of the occurrence of such condition which is the basis for Good Reason termination by Employee, and the Company has failed to remedy the condition within 30 days thereafter:

(1)          a material reduction in the duties, responsibilities, or authority of Employee, whether such reduction is initiated by Company or any successor in interest (except in connection with the termination of Employee’s employment for Cause);

(2)          A material reduction in the duties, responsibilities, or authority of the person to whom Employee reports;

(3)          any reduction in Employee’s base salary or failure to pay Employee any base salary or bonus to which he is entitled under this Agreement;

(4)          any material breach by the Company of its obligations under this Agreement;

(5)          requiring Employee to be principally based at any office or location more than 50 miles from Minneapolis, Minnesota (other than for normal travel in connection with Employee’s performance of responsibilities hereunder); or

 (6) the failure of the Company to assign this Agreement to a successor pursuant to Section 13(i), or failure of such successor to explicitly assume and agree to be bound by this Agreement.

13.       Miscellaneous.

(a)           Tax Matters. Employee acknowledges that the Company shall deduct from any compensation payable to Employee or payable on his behalf under this Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law.

(b)          Beneficiary. If Employee dies before receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by Employee in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Employee’s estate. Employee may change his designation of Beneficiary or Beneficiaries at any time or from time to time without the consent of any prior Beneficiary, by submitting to the Company in writing a new designation of Beneficiary.

(c)           Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota

(d)          Arbitration. Employee and Company agree to submit any and all disputes concerning the terms of this Agreement or any other terms and conditions of Employee’s employment, with the exception of an action for injunctive relief under Sections 5, 7 or 8  of this Agreement, to final and binding arbitration. The arbitration will be conducted in Minneapolis, Minnesota in accordance with the procedural rules of the American Arbitration Association. The arbitrator may order any legal and equitable remedies, including backpay and/or reimbursement, but will have no authority to alter, modify or amend the terms of this Agreement or to award punitive damages.

(e)           Jurisdiction and Venue. Employee and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. In connection therewith, each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and to venue for the purpose of such decisions in Hennepin County, State of Minnesota, and hereby waives any defense of lack of personal jurisdiction or forum non conveniens.

(f)             Entire Agreement. This Agreement, together with the Restricted Unit Agreement and all attachments and exhibits hereto or thereto, contains the entire agreement of the parties relating to Employee’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(g)          Amendments. No amendment or modification of this Agreement will be deemed effective unless made in writing and signed by Employee and the CEO or the Chairman of the Board.

(h)          No Waiver. No term or condition of this Agreement will be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver will not be deemed a continuing waiver unless specifically stated, will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(i)              Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the written consent of Employee, assign its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or membership interests, or (iii) of which 50% or more of the voting control is owned, directly or indirectly, by the Company. No such assignment without the written consent of Employee shall discharge the Company from liability hereunder, and such assignee jointly and severally with the Company shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 13(i).

(j)              Notices. Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows:

If to the Company:

Advanced BioEnergy, LLC

10201 Wayzata Boulevard

Suite 250

Hopkins, Minnesota 55305

Attention:  Chief Executive Officer

If to Employee:

Perry Johnston

4517 Belvidere Lane

Edina, MN  55435

or addressed to such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered if delivered by hand or on the date sent if sent by overnight courier or certified mail, except that notice of change of address will be effective only upon receipt by the other party.

(k)           Counterparts. This Agreement may be executed by facsimile signature and in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.

(l)              Severability. Subject to Section 7(e) hereof, to the extent that any portion of any provision of this Agreement is held invalid or unenforceable, it will be considered deleted herefrom and the remainder of such provision and of this Agreement will be unaffected and will continue in full force and effect.

(m)        Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(n)          Company Approvals. The Company represents and warrants to Employee that it (and to the extent required, the Board) has taken all corporate action necessary to authorize this Agreement.

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SIGNATURES

Employee and the Company have executed this Agreement as of the date set forth in the first paragraph.

Advanced BioEnergy LLC

Date:	, 2007	By:	/s/ Revis L. Stephenson III
Revis L. Stephenson III
Chairman and Chief Executive Officer

EMPLOYEE

Date:	, 2007	/s/ Perry C. Johnston
Perry C. Johnston

Appendix A

“Change in Control” for purposes of this Amended and Restated Employment Agreement shall mean the occurrence of any one or more of the following:

(1)           the acquisition, during any 12 consecutive month period that ends subsequent to the Effective Date, by any “person” (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Acquirer”) of ownership (determined taking into account the ownership attribution rules of Section 318(a) of the Code) of membership interests of the Company possessing 30% or more of the total voting power of the then outstanding membership interests of the Company; provided that for purposes of this paragraph (1):

(a)           any membership interests of the Company owned by the Acquirer prior to the start of the applicable 12 consecutive month period shall not be counted toward the 30% threshold specified above; and

(b)           an acquisition shall not constitute a Change in Control pursuant to this paragraph (1) if: (i) prior to the acquisition, the Acquirer owns membership interests of the Company possessing more than 50% of the total fair market value or total voting power of the then outstanding membership interests of the Company; (ii) the acquisition occurs after the Acquirer has satisfied the 30% threshold specified in paragraph (1) above; (iii) the acquisition is by the Company or a Subsidiary of the Company; (iv) the acquisition is by an employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its Subsidiaries; (v) the acquisition is by the Employee or any group that includes the Employee; or (vi) the acquisition is by a surviving or acquiring entity in connection with a Business Combination described in clause (4)(a) below;

(2)           the acquisition by an Acquirer of membership interests of the Company that, together with membership interests already held by such Acquirer, constitutes more than 50% of the total fair market value or total voting power of the membership interests of the Company, other than an acquisition by an Acquirer who, prior to the acquisition, owned more than 50% of the total fair market value or total voting power of the membership interests of the Company;

(3)           the replacement, during any 12 consecutive month period that ends subsequent to the Effective Date, of a majority of the members of the Board with members whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(4)           the consummation of a merger or consolidation of the Company with or into another entity, a statutory share exchange or a similar business combination involving the Company (each, a “Business Combination”) which, subsequent to the Effective Date, has been approved by the stockholders of the Company, other than (a) a Business Combination where the holders of membership interests of the Company immediately before the Business Combination own, directly or indirectly, 65% or more of the total voting power of all the outstanding equity securities of the surviving or acquiring entity resulting from such Business Combination, or (b) a Business Combination where the Employee or a group that includes the Employee owns, directly or indirectly, 30% or more of the total value or voting power of all the outstanding equity interests of the surviving or acquiring entity resulting from such Business Combination; or

(5)           the acquisition, during any 12 consecutive month period that ends subsequent to the Effective Date, by an Acquirer of assets of the Company with a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to more than 40% of the total gross fair market value of all assets of the Company immediately prior to the acquisition, other than an acquisition (a) by a holder of membership interests in the Company immediately prior to such acquisition in exchange for or with respect to its Company membership interests, (b) by an entity 65% or more of the total voting power of which is owned, directly or indirectly, by the Company, (c) by a Person or group (within the meaning of 26 CFR § 1.409A-3(i)(5)(vii)(C)) that owns, directly or indirectly, 65% or more of the total voting power of all outstanding membership interests of the Company, (d) an entity 65% or more of the total voting power of which is owned, directly or indirectly, by a Person or group described in the immediately preceding clause (c), or (e) by a corporation 30% or more of the total value or voting power of which is owned, directly or indirectly, by the Employee or a group that includes the Employee;

provided, however, that in each case the transaction or transactions constitutes a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as determined under Section 409A of the Code.